FIRST AMENDMENT
TO THE
PREFERRED APARTMENT COMMUNITIES, INC.
2019 STOCK INCENTIVE PLAN

This FIRST AMENDMENT (this "Amendment") to the Preferred Apartment Communities, Inc. 2019 Stock Incentive Plan (as amended, the "Plan") is made effective as of June 3, 2021 (the "Amendment Effective Date"), with respect to all Awards (as defined in the Plan) outstanding as of such date and granted on or after such date, by Preferred Apartment Communities, Inc., a Maryland corporation (the "Company").

W I T N E S S E T H:

WHEREAS, the Plan was established by the Company as an amendment and restatement of the Company’s 2011 Stock Incentive Plan that was effective February 25, 2011 (as amended, "2011 Plan"), that was effective as of May 2, 2019, the day is was approved by the Company’s stockholders;

WHEREAS, the Company now desires to amend the Plan to increase the aggregate number of shares that may be issued under the Plan and to extend the term of the Plan;

NOW, THEREFORE, pursuant to the authority reserved in Section 7.13 of the Plan, subject to the approval of this Amendment by the stockholders of the Company, the Plan is amended as follows:

1.The first sentence of Section 3.2 of the Plan is hereby amended and restated in its entirety as follows:

"Subject to adjustment in accordance with Section 7.2, a number of shares of Stock equal to the sum of (a) the number of shares of Stock subject to outstanding Awards under the Prior Plan immediately before the Effective Date, (b) the number of shares of Stock authorized and available for issuance of future Awards under the Prior Plan immediately before the Effective Date, and (c) two million nine hundred thousand (2,900,000) shares of Stock are hereby reserved exclusively for issuance upon exercise or payment pursuant to Awards."
2.Except as otherwise specifically set forth herein, all other terms and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer on Amendment Effective Date.

PREFERRED APARTMENT
COMMUNITIES, INC.

By: /s/ Joel T. Murphy
Name: Joel T. Murphy
Title: President and Chief Executive Officer

[Signature Page to First Amendment to 2019 Stock Incentive Plan]